Exhibit 10.26

FOURTH AMENDMENT

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This FOURTH AMENDMENT to Second Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this May 3, 2013, by and between SILICON VALLEY BANK (“Bank”) and PEREGRINE SEMICONDUCTOR CORPORATION, a Delaware corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of June 30, 2010 (as amended from time to time, including by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of April 22, 2011, that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of December 30, 2011 and that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of February 14, 2013, as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.1 (Revolving Advances). Section 2.1.1(a) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Notwithstanding the foregoing, Bank shall not be obligated to make an Advance unless Borrower provides evidence satisfactory to Bank that Borrower is in compliance with the covenants set forth in Section 6.7 for the two consecutive quarters immediately preceding the date of Borrower’s request for such Advance. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.”

2.2 Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rates.

(i) Advances. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, the Prime Rate, and (ii) for LIBOR Advances, the LIBOR Rate plus the applicable LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (5.00%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(ii) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(iii) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 2.3(a)(i) hereunder. Subject to Sections 3.5 and 3.6, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance. The LIBOR Rate Margin applicable to LIBOR Advances shall be determined on the basis of Borrower’s trailing twelve (12) month EBITDA, as reported to Bank in Borrower’s financial statements provided pursuant to Section 6.2(c), and such LIBOR Rate Margin shall be adjusted promptly upon each receipt of such financial statements.

(b) Computation of Interest. Any interest hereunder will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(c) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(e) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(f) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(g) Interest Payment Date. Unless otherwise provided, interest is payable monthly on the first (1st) calendar day of each month.

2.3 Section 2.4 (Fees). Section 2.4(a) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(a) Revolving Line Commitment Fee. A fully earned, non refundable commitment fee of Twenty Five Thousand Dollars ($25,000) on each anniversary of the Second Amendment Effective Date;”

2.4 Section 3.5 (Procedures for Borrowing). Section 3.5 of the Loan Agreement hereby is amended and restated in its entirety, and new Sections 3.6 through 3.7 hereby are added to the Loan Agreement, as follows:

“3.5 Procedures for Borrowing.

(a) Advances.

(i) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, an Advance shall be made upon Borrower irrevocable written notice delivered to Bank by electronic mail in the form of a Notice of Borrowing executed by an Authorized Signer or without instructions if any Advances is necessary to meet Obligations which have become due. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. In addition to such Notice of Borrowing, Borrower must promptly deliver to Bank by electronic mail a completed Transaction Report executed by an Authorized Signer together with such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion.

(ii) On the Funding Date, Bank shall credit proceeds of an Advance to the Designated Deposit Account and, subsequently, shall transfer such proceeds by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account.

3.6 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(1) elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;

(2) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or

(3) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.

(b) Borrower shall deliver a Notice of Conversion/Continuation by electronic mail to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(1) proposed Conversion Date or Continuation Date;

(2) aggregate amount of the Advances to be converted or continued;

(3) nature of the proposed conversion or continuation; and

(4) if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default exists, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the lesser of the Revolving Line or the Borrowing Base. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.6(d).

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

3.7 Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.7(c) and 3.7(d) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, Borrower shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:

(A) the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein (excluding, however, the LIBOR Rate Margin included therein, if any), over

(B) the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above.

Bank’s request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error.

(d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.8 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.8.

(e) LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.8 Additional Requirements/Provisions Regarding LIBOR Advances.

(a) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.8(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.8(a). Determinations and allocations by Bank for purposes of this Section 3.8(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.8(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

Notwithstanding anything to the contrary in this Section 3.8, Borrower shall not be required to compensate Bank pursuant to this Section 3.8(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine (9) month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 3.8(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations.

(c) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(d) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(c)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.7(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.”

2.5 Section 6.2 (Financial Statements, Reports, Certificates). Sections 6.2(a) and 6.2(b) of the Loan Agreement hereby are amended and restated in their entireties to read as follows:

“(a) Borrowing Base Reports. Within thirty (30) days after the last day of each month, (i) aged listings of accounts receivable and accounts payable (by invoice date) and (ii) perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment (the “Borrowing Base Reports”); provided, however, that aged listings of accounts receivable and accounts payable will not be required if there are no outstanding Advances, but upon Borrower’s request for an Advance and thereafter, such listings will be required for the previous reporting period and monthly thereafter.

(b) Borrowing Base Certificate. Within thirty (30) days after the last day of each month, and together with the Borrowing Base Reports, a duly completed Borrowing Base Certificate signed by a Responsible Officer; provided, however, that a Borrowing Base Certificate will not be required if there are no outstanding Advances, but upon Borrower’s request for an Advance and thereafter, a Borrowing Base Certificate will be required for the previous reporting period and monthly thereafter.”

2.6 Section 6.7 (Financial Covenants). Section 6.7 of the Loan Agreement hereby is amended and restated in its entirety as follows:

“6.7 Financial Covenants. Maintain at all times when there are Advances outstanding, to be tested as of the last day of each quarter, unless otherwise noted, on a consolidated basis with respect to Borrower:

(a) Tangible Net Worth. A Tangible Net Worth of at least the Base TNW Amount increasing annually as of the first (1st) day of each calendar year, beginning with the 2014 calendar year, by (i) fifty percent of the gross proceeds received by Borrower from the sale of its equity securities received after the Fourth Amendment Effective Date and (ii) fifty percent (50%) of the prior twelve (12) months Net Income, beginning with the January 2013 measuring period.

(b) Liquidity Coverage. A ratio of (i) Liquidity to (ii) all Indebtedness owing from Borrower to Bank of at least 1.90 to 1.0.

(c) Intentionally Omitted.”

2.7 Section 7.3 (Mergers and Acquisitions). Section 7.3 of the Agreement hereby is amended and restated in its entirety to read as follows:

“7.3 Mergers or Acquisitions. Except as otherwise permitted in Section 7.1, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) total cash consideration, for all such transactions does not in the aggregate exceed Ten Million Dollars ($10,000,000), (b) no Event of Default has occurred and is continuing or would exist after giving effect to any such transactions, (c) Borrower provides evidence satisfactory to Bank that Borrower will be in compliance with Section 6.7 on a pro forma basis immediately after giving effect to any such transactions, (d) Borrower is the surviving legal entity or the target is a wholly owned Subsidiary that becomes a Borrower hereunder and (e) the Liquidity of Borrower is at least Twenty Million Dollars ($20,000,000) immediately prior to any such transactions. Notwithstanding the foregoing, a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.”

2.8 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 hereby are amended and restated in their entireties as follows:

“Base TNW Amount” is Eighty Five Million Dollars ($85,000,000).

“Borrowing Base” is (a) eighty five percent (85%) of Eligible Accounts plus (b) Five Million Dollars ($5,000,000) of non-formula availability, all as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing amounts and/or percentages in its good faith business judgment.

“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency.

“Continuation Date” means any date on which Borrower continues a LIBOR Advance into another Interest Period.

“Conversion Date” means any date on which Borrower converts a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Fourth Amendment Effective Date” is May       , 2013.

“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the first day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one, two, three, or six months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.0001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” is (a) if Borrower’s trailing twelve (12) month EBITDA is equal to or greater than Ten Million Dollars ($10,000,000), two percent (2.00%) and (b) in all other cases, two and one half percent (2.50%).

“Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted cash, Cash Equivalents and marketable securities (as allowed by Borrower’s board approved investment policy dated July 20, 2012, which may change from time to time) held at such time by Borrower in Deposit Accounts or Securities Accounts subject to Control Agreements in favor of Bank, and (b) the Availability Amount.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.5(a), substantially in the form of Exhibit F, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.6, substantially in the form of Exhibit G, with appropriate insertions.

“Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Revolving Line Maturity Date” is December 31, 2015.

“Revolving Line” is an Advance or Advances in an amount equal to Twenty Five Million Dollars ($25,000,000).

2.9 Section 13 (Definitions). Clause (h) of the defined term “Permitted Indebtedness” in Section 13.1 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(h) other Indebtedness not otherwise permitted by Section 7.4 not exceeding One Million Dollars ($1,000,000) in the aggregate outstanding at any time; and”

2.10 Borrower hereby agrees that no later than (i) ninety (90) days after the Fourth Amendment Effective Date or (ii) the date Borrower requests its first Credit Extension after the Fourth Amendment Effective Date, Borrower shall deliver updated Borrowing Resolutions to Bank.

2.11 Exhibit C hereby is replaced with Exhibit C attached hereto.

2.12 Exhibit E hereby is replaced with Exhibit E attached hereto.

2.12 New Exhibit F hereby is added to the Loan Agreement in the form attached hereto as Exhibit F.

2.13 New Exhibit G hereby is added to the Loan Agreement in the form attached hereto as Exhibit G.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, hereby are ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, each Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date (and/or concurrently with this Amendment, as applicable) remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of a facility fee of Five Thousand Dollars ($5,000), which may be debited from any of Borrower’s accounts with Bank and (c) Borrower’s payment of all Bank Expenses incurred to date, which may be debited from any of Borrower’s accounts with Bank.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		PEREGRINE SEMICONDUCTOR CORPORATION

By:	/s/ William T. O’Grady	By:	/s/ Joel Kelter
Name:	William T. O’Grady	Name:	Joel Kelter
Title:	Vice President	Title:	Controller

[Signature Page to Fourth Amendment to Second Amended and Restated Loan and Security Agreement]

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: Peregrine Semiconductor Corporation

Lender: Silicon Valley Bank

Commitment Amount: $25,000,000

ACCOUNTS RECEIVABLE
(a)	Accounts Receivable (invoiced) Book Value as of	$
(b)	Additions (please explain on next page)	$
(c)	Less: Intercompany / Employee / Non-Trade Accounts	$
(d)	NET TRADE ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
(e)	90 Days Past Invoice Date	$
(f)	Credit Balances over 90 Days	$
(g)	Balance of 50% over 90 Day Accounts (Cross-Age or Current Affected)	$
(h)	N/A	$
(i)	Soietec Accounts in excess of the applicable cap	$
(j)	Contra/Customer Deposit Accounts	$
(k)	U.S. Governmental Accounts	$
(1)	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
(m)	Accounts with Memo or Pre-Billings	$
(n)	Contract Accounts; Accounts with Progress / Milestone Billings	$
(o)	Accounts for Retainage Billings	$
(p)	Trust / Bonded Accounts	$
(q)	Bill and Hold Accounts	$
(r)	Unbilled Accounts	$
(s)	Non-Trade Accounts (if not already deducted above)	$
(t)	Accounts with Extended Term Invoices (Net 90+)	$
(u)	Chargeback Accounts / Debit Memos	$
(v)	Product Returns/Exchanges	$
(w)	Disputed Accounts; Insolvent Account Debtor Accounts	$
(x)	Deferred Revenue, if applicable/Other (please explain on next page)	$
(y)	Concentration Limits	$
(z)	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
(aa)	Eligible Accounts (#4 minus #26)	$
(bb)	ELIGIBLE AMOUNT OF ACCOUNTS (85% of #27)	$

BALANCES
(cc)	Maximum Loan Amount	$25,000,000
(dd)	Total Funds Available Lesser of #29 or (#28 plus $5,000,000)	$
(ee)	Present balance owing on Line of Credit	$
(ff)	RESERVE POSITION (#30 minus #31)	$

[Continued on following page.]

Explanatory comments from previous page:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Second Amended and Restated Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
COMMENTS:	Received by:
AUTHORIZED SIGNER

Date:
By:	Verified:
Authorized Signer	AUTHORIZED SIGNER

Date:	Date:
Compliance Status: Yes No

EXHIBIT E

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:
FROM: PEREGRINE SEMICONDUCTOR CORPORATION

The undersigned authorized officer of Peregrine Semiconductor Corporation (“Borrower”) certifies that under the terms and conditions of the Second Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly financial statements with Compliance Certificate	Quarterly within 45 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate, A/R & A/P Agings, Inventory Report*	Monthly within 30 days	Yes No
Annual Projections	FYE within 90 days	Yes No

Financial Covenant	Required	Actual	Complies
Maintain on a Quarterly Basis:
Minimum Tangible Net Worth	See Schedule I	$	Yes No
Minimum Liquidity Ratio	1.90:1.0	:1.0	Yes No

*	Borrowing Base Certificate and A/P Agings will not be required if there are no outstanding Advances, but upon Borrower’s request for an Advance and thereafter, such items will be required for the previous reporting period and monthly thereafter.

Performance Pricing		Applies
Trailing 12 Month EBITDA > $ 10,000,000	LIBOR + 2.00%,	Yes No
Trailing 12 Month EBITDA < $10,000,000	LIBOR + 2.50%	Yes No

The following financial covenant and performance pricing analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

PEREGRINE SEMICONDUCTOR CORPORATION	BANK USE ONLY
Received by:
AUTHORIZED SIGNER

By:	Date:
Name:	Verified:
Title:	AUTHORIZED SIGNER

Date:
Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants/Performance Pricing

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Tangible Net Worth (Section 6.7(a))

Required:             At least the Base TNW Amount increasing annually as of the first (1st) day of each calendar year, beginning with the 2014 calendar year, by (i) fifty percent of the gross proceeds received by Borrower from the sale of its equity securities received after the Second Amendment Effective Date and (ii) fifty percent (50%) of the prior twelve (12) months Net Income. “Base TNW Amount’ is Eighty Five Million Dollars ($85,000,000).

Actual:

A.	Aggregate consolidated net worth of Borrower	$
B.	Aggregate value of intangible assets of Borrower	$
C.	Equity of Borrower that is transferred to long term liabilities associated with the annual accounting adjustment FAS 150	$
D.	Tangible Net Worth (line A minus line B plus line C)	$

Is line D equal to or greater that the amount required above?

No, not in compliance	Yes, in compliance

II.	Liquidity Ratio (Section 6.7(b))

Required:	1.90 to 1.0

Actual:

A.	Unrestricted cash, Cash Equivalents and Marketable Securities	$
B.	Eligible Accounts	$
C.	Liquidity (line A plus line B)	$
D.	Indebtedness owing from Borrower to Bank	$
E	Liquidity Ratio (line C divided by Line D)	to 1.0

Is line E equal to or greater than 1.90 to 1.0?

No, not in compliance	Yes, in compliance

III. EBITDA (Performance Pricing)

Required:             Trailing 12 month EBITDA of equal to or greater than Ten Million Dollars ($ 10,000,000).

Actual:

A.	Earnings	$
B.	Income Taxes	$
C.	Depreciation	$
D.	Amortization	$
E	Stock Based Compensation Expense	$
F	EBITDA (Line A plus line B plus line C plus line D plus line E)	$

Is line F equal to or greater than the amount required above?

No – LIBOR plus 2.50%	Yes – LIBOR plus 2.00%

EXHIBIT F

FORM OF NOTICE OF BORROWING

Peregrine Semiconductor Corporation

Date:

TO:	Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Attention: CFD Operations

Email: CFDOperations@svb.com

    RMorey@svb.com

RE:	Second Amended and Restated Loan and Security Agreement dated as of June 30, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Peregrine Semiconductor Corporation (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.5(a) of the Loan Agreement, of the borrowing of an Advance.

1. The Funding Date1, which shall be a Business Day, of the requested borrowing is                         .

2. The Currency of the requested borrowing is [U.S. Dollars] [Euros] [Pounds Sterling].

3. The aggregate amount of the requested Advance is [$] [€] [£]                        .

4. The requested Advance shall consist of $                 of Prime Rate Advances and [$] [€] [£]             of LIBOR Advances.

5. The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be                      months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b) no Event of Default has occurred and is continuing, or would result from such proposed Advance; and

[1]

Advance requests for LIBOR Advances must be submitted by 12:00 pm Pacific time at least three (3) Business Days prior to Funding Date. Advance requests for Prime Rate Advances must be submitted by 12:00 pm Pacific time on the Funding Date.

1

(c) the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Availability Amount.

Borrower	Peregrine Semiconductor Corporation

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

2

EXHIBIT G

FORM OF NOTICE OF CONVERSION/CONTINUATION

Peregrine Semiconductor Corporation

Date:

TO:	Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Attention: CFD Operations

Email: CFDOperations@svb.com

RMorey@svb.com

RE:	Second Amended and Restated Loan and Security Agreement dated as of June 30, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Peregrine Semiconductor Corporation (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.6 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1. The date of the [conversion] [continuation] is                                         , 20         .

2. The aggregate amount of the proposed Advances to be [converted] is [$] [€] [£]                          or [continued] is [$] [€] [£]                     .

3. The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4. The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be            months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b) no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and

(c) the requested [conversion] [continuation] will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) [the lesser of (A)] the Revolving Line [or (B) the Borrowing Base] minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit [and any Letter of Credit Reserve), minus (iii) the FX Reduction Amount, and minus (iv) the aggregate outstanding principal amount of any Advances [(including any amounts used for Cash Management Services)].

Borrower	Peregrine Semiconductor Corporation

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%